March 4, 2025
Michael Gannon

Dear Michael,
We are excited to offer you the position of Chief Revenue Officer reporting to Sridhar Ramaswamy. You will work out of our office in Atlanta, Georgia.
Compensation and Benefits Information

Your annual salary will be $500,000 per year, less taxes, payroll deductions and withholding. Our pay frequency is bi-weekly and you will receive your paycheck every other Friday (except if Friday falls on a holiday, then payday will be the day prior). You are eligible for benefits as set forth in Snowflake’s Employee Benefits Guide.

Annual Bonus

You will be eligible to participate in the Quarterly Corporate Bonus Plan (the “Bonus Plan”). Your annual incentive bonus target is $500,000. Any bonus is payable at Snowflake’s discretion based upon both Company and individual performance.

Your eligibility and compensation under this Bonus Plan will be governed under the terms of the Bonus Plan and applicable Snowflake policy, as established from time to time. The payment of any bonus (if any) and its amount will be at the absolute discretion of Snowflake. Bonuses are calculated and paid quarterly, and you will first be eligible for a bonus payout with respect to your first full quarter of employment. All payouts are at management’s discretion and are not guaranteed. Snowflake reserves the right to review, amend, or replace the Bonus Plan at any time in its sole discretion.
Sign-On Bonus
If your employment with Snowflake begins on or before March 14, 2025, you will be eligible to earn a one-time $1,900,000 sign-on bonus (“Sign-On Bonus”), less taxes, payroll deductions, and withholdings, provided you complete one year of employment with Snowflake. Snowflake will advance the Sign-On Bonus to you in your first regular paycheck (the “Advance”), provided that you are actively and continuously employed by Snowflake in good standing and not subject to notice of termination on the payment date. The Advance will become earned once you have completed one (1) year of continuous employment with Snowflake (your “Anniversary”). You agree that if, prior to your Anniversary, you have provided Snowflake notice that you are terminating your employment other than for Good Reason or Snowflake has given you notice that your employment will terminate for Cause (“Good Reason” and “Cause” as defined in Snowflake’s Severance and Change in Control Plan (as amended from time to time, the “Severance Plan”)), you will repay the Sign-On Repayment Amount in full within ten (10) business days of Snowflake’s written request. You hereby authorize Snowflake to withhold such amount from any amounts owed to you by Snowflake, to the extent legally permitted. You further agree to execute any documents and/or agreements necessary to allow Snowflake to withhold the repayment.

Equity

Following the day you begin employment with Snowflake (your “Start Date”) and subject to approval by Snowflake’s Board of Directors or an authorized committee thereof (the “Board”), you will be granted the following equity awards:
●A restricted stock unit award (the “RSU Award”) with respect to a number of shares of Snowflake’s Class A Common Stock (“Common Stock” or “Shares”) equal to USD $50,000,000.
The RSU Award will vest as follows: a percentage of the RSU Award, which will be determined based on the month in which your Start Date falls as set forth on Appendix A attached hereto, will vest on the first Quarterly Vest Date after your Vesting Commencement Date (defined below), and 6.25% of the RSU Award will vest on each Quarterly Vest Date (defined below) thereafter until your last Quarterly Vest Date, on which date all then-unvested Shares subject to the RSU Award will vest, subject in each case to your Continuous Service (as defined in the Snowflake Inc. 2020 Equity Incentive Plan, as amended from time to time (the “Plan”)) through each such date.

●A corporate performance restricted stock unit award (the “Corporate PRSU Award” with respect to a number of Shares equal to USD $5,000,000 (the “Target Amount”).
Your Corporate PRSU Award will be subject to the standard methodology approved by the Board for members of the executive leadership team. Corporate performance metrics, weightings, and targets will be set by the Board for fiscal year 2026, and will be measured at the end of fiscal year 2026 to determine the achieved amount of the PRSU Award. Depending upon the weighted average performance across all performance metrics, you will have the opportunity to achieve up to a maximum of 120% of the Target Amount. If the weighted average performance across all performance metrics is less than 80% of the targets, achievement of the Corporate PRSU Award will be zero (i.e., no portion of the PRSU Award will vest). Any achieved portion of the Corporate PRSU Award will vest as follows: 25% of the achieved amount will vest on March 8, 2026, with quarterly vesting of 6.25% thereafter on each Quarterly Vest Date, so that the achieved portion of the Corporate PRSU Award will be fully vested on March 8, 2029, subject to your Continuous Service (defined in the Plan) through each vesting date.
●A revenue performance restricted stock unit award (the “Revenue PRSU Award” and, together with the RSU Award and the Corporate PRSU Award, the “Equity Awards”) with respect to a number of Shares equal to USD $2,500,000 (the “Maximum Amount”).
The number of Shares underlying the Revenue PRSU Award will represent the maximum number of Shares that can be earned under the Revenue PRSU Award. The value of the actual number of Shares earned under the Revenue PRSU Award will equal $500,000 for every 100 basis points that Snowflake’s actual FY26 total revenue exceeds the FY26 total revenue target presented to the Board, with achievement determined on a linear basis (the “Earned Revenue PRSU Amount”). The number of Shares representing the Earned Revenue PRSU Amount will be determined based on the Grant Conversion Price. Achievement will be measured after the end of Snowflake’s FY26. Shares representing 25% of the Earned Revenue PSU Amount will vest on each Snowflake Quarterly Vest Date starting in March 2026, resulting in full vesting of the Earned

Revenue PRSU Amount on Snowflake’s Quarterly Vest Date in December 2026, subject to your Continuous Service (as defined in the Plan) through each such date.

The number of Shares subject to each Equity Award will be calculated by dividing the intended dollar value listed above by the average daily closing price of a Share on the New York Stock Exchange for the ten (10) trading days ending on (and including) the final trading day of the month in which your Start Date falls, rounded up to the nearest whole share (the “Grant Conversion Price”).

The Equity Awards will be granted under and subject to the terms of the Plan, the award agreement issued thereunder, and Snowflake’s policies in effect from time to time, all of which will control in the event of any conflict with this offer letter. Subject to the below, if your Continuous Service terminates prior to any applicable vesting date, then the unvested portion of your Equity Awards, and your right to receive shares subject to such unvested portion, will immediately terminate. To the extent any Shares underlying either the Corporate PRSU Award or the Revenue PRSU Award are not earned, the unearned Shares will be automatically cancelled for no consideration.

Severance

You will be eligible for severance benefits as a Tier II employee under the Severance Plan.

Other Details

As required by law, your employment with Snowflake is contingent upon your providing legal proof of your identity and authorization to work in the United States.

In addition, Snowflake conducts background and reference checks on all of its potential employees. Your job offer, therefore, is contingent upon clearance of such background and reference checks.  Further information regarding our background check will follow your signature of this letter.
As a condition of employment, you are also required to execute Snowflake’s standard form of Employee Proprietary Information and Inventions Assignment Agreement attached as Appendix B.
If you accept this offer, you understand and agree that your employment is “at-will” and is for no specific period of time. This means you may resign at any time, for any reason. Likewise, we can end or change our employment relationship with you, with or without cause or advance notice. This also means that Snowflake may change your position, duties, reporting relationship, work location, compensation and benefits from time to time at its discretion.
This offer letter, together with your Employee Proprietary Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with Snowflake. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to Snowflake’s discretion in this letter, require a written modification signed by an officer of Snowflake.
You may accept this offer by signing this letter and the enclosed Employee Proprietary Information and Inventions Assignment Agreement and returning them to me.

We look forward to having you join us and contribute to Snowflake’s success.

Best Regards,

/s/ Sridhar Ramaswamy
Sridhar Ramaswamy Chief Executive Officer
Accepted:

/s/ Michael Gannon	March 4, 2025
Michael Gannon	Date
Expected Start Date: March 14, 2025

Appendix A

Your “Vesting Commencement Date” will depend on your Start Date, and will (i) fall in March if your Start Date is in December, January or February, (ii) fall in June if your Start Date is in March, April or May, (iii) fall in September if your Start Date is in June, July or August, and (iv) fall in December if your Start Date is in September, October or November.

Snowflake’s “Quarterly Vest Dates” will fall within March, June, September, and December of each year.

Appendix B

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

In consideration of my employment or continued employment by Snowflake Inc. (the “Employer”) (together with its subsidiaries, parents, affiliates, successors, and assigns, “Company”), the compensation paid to me now and during my employment with Employer, and Company’s agreement to provide me with access to its Confidential Information (as defined herein), I agree to the terms set forth in this Employee Proprietary Information and Inventions Assignment Agreement (the “Agreement”) as follows:

1.CONFIDENTIAL INFORMATION PROTECTIONS.
1.1Nondisclosure; Recognition of Company’s Rights. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any of Company’s Confidential Information, except as may be required in connection with my work for Company, as expressly authorized by Employer’s President or Chief Executive Officer (the “CEO”), or as otherwise provided in Section 3.2. I will obtain the President or CEO’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that relates to my work at Company and/or incorporates any Confidential Information. I hereby assign to Company any rights I may have or acquire in any and all Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of Company and its assigns.

1.2Confidential Information. The term “Confidential Information” shall mean any and all confidential knowledge, data or information related to Company’s business or its actual or demonstrably anticipated research or development, including, without limitation: (a) trade secrets, inventions, ideas, processes, computer source and object code, data, formulae, programs, other works of authorship, know-how, improvements, discoveries, developments, designs, and techniques; (b) information regarding products, services, plans for research and development, marketing and business plans, budgets, financial statements, contracts, prices, suppliers, and customers; (c) information regarding the skills and compensation of Company’s employees, contractors, and any other service providers of Company; and (d) the existence of any business discussions, negotiations, or agreements between Company and any third party.

1.3Third Party Information. I understand that Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During and after the term of my employment, I will hold Third Party Information in strict confidence and will not disclose to anyone (other than Company personnel who need and are authorized to know such information in connection with their work for Company) or use, Third Party Information, except in connection with my work for Company or unless expressly authorized by an officer of Company in writing.

1.4No Improper Use of Information of Prior Employers and Others. I represent and warrant that my employment by and performance of specific services for Employer and Company does not and will not breach any lawful agreement with any former employer, including any noncompete agreement or any agreement to keep in confidence or refrain from using information acquired by me prior to my employment. I further represent that I have not entered into, and will not enter into, any agreement, either written or oral, in conflict with my obligations under this Agreement. During my employment by Employer, I will not improperly make use of, or disclose, any information or trade secrets of any former employer or other third party, nor will I bring onto the premises or property of Company or use any unpublished documents or any property belonging to any former employer or other third party, in violation of any lawful agreements with or obligations to that former employer or third party. I will use in the performance of my duties only information that is generally known and used by persons with training and experience comparable to my own, is common knowledge in the industry or otherwise legally in the public domain, or is otherwise provided or developed by Company.

2.INVENTIONS.
2.1Definitions. As used in this Agreement, the term “Invention” means any ideas, concepts, information, materials, processes, data, programs, computer programs (including in source and object code form), know-how, improvements, discoveries, developments, designs, artwork, formulae, other copyrightable works, and techniques and all Intellectual Property Rights in any of the items listed above. The term “Intellectual Property Rights” means all trade secrets, copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country. The term “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country.

2.2Prior Inventions. I have disclosed on Exhibit B-1 a complete list of all Inventions (a) that I have, or I have caused to be, alone or jointly with others, conceived, developed, or reduced to practice prior to the commencement of my employment by Employer; (b) in which I have an ownership interest or a license to use; (c) that are necessary or useful in Company’s business as currently conducted and currently proposed to be conducted in the future; and (d) that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If no Prior Inventions are listed in Exhibit B-1, I warrant that there are no Prior Inventions. I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions (defined below) without Company’s prior written consent. If, in the course of my employment with Employer, I incorporate a Prior Invention into a Company process, machine or other work, I hereby grant Company a non-exclusive, perpetual, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Invention.

2.3Assignment of Company Inventions. Inventions assigned to Company or to a third party as directed by Company pursuant to the subsection titled Government or Third Party are referred to in this Agreement as “Company Inventions.” Subject to the subsection titled Government or Third Party, I hereby assign and agree to assign in the future (when any such Inventions or Intellectual Property Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Employer. Any assignment of Inventions (and all Intellectual Property Rights with respect thereto) hereunder includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Company or related to Company’s customers, with respect to such rights. I further acknowledge and agree that neither my successors-in-interest nor legal heirs retain any Moral Rights in any Inventions (and any Intellectual Property Rights with respect thereto). Notwithstanding the foregoing, I recognize that this Agreement will not be deemed to require assignment of any Invention that I developed entirely on my own time without using the Company’s equipment, supplies, facilities, trade secrets, or Confidential Information, except for those Inventions that either (i) relate to Company’s actual or anticipated business, research, or development, or (ii) result from or are connected with work performed by me for Company. In addition, this Agreement does not apply to any Invention that qualifies fully for protection from assignment to the Company under any specifically applicable state law, regulation, rule or public policy, as more specifically described in Exhibit B-1 for employees working in certain states. I have listed any such Inventions that I believe are exempt from the assignment and waiver provisions in this section in Exhibit B-1.

2.4Obligation to Keep Company Informed. During the period of my employment and for one (1) year after my employment ends, I will promptly and fully disclose to Company in writing (a) all Inventions authored, conceived, or reduced to practice by me, either alone or with others, and (b) all patent applications filed by me or in which I am named as an inventor or co-inventor.

2.5Government or Third Party. I agree that, as directed by Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.
2.6Enforcement of Intellectual Property Rights and Assistance. During and after the period of my employment and at Company’s request and expense, I will assist Company in every proper way, including consenting to and joining in any action, to obtain and enforce United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in all countries. If Company is unable to secure my signature on any document needed in connection with such purposes, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act on my behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by me.

2.7Incorporation of Open Source Software Code. I agree that I will not, without the express written permission of Company, incorporate into any proprietary or licensed Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms and the manner the code is delivered and/or integrated with the proprietary or licensed Company software, requires the distribution of such proprietary or licensed Company software code in source code form under the terms of the open source license.

3.PROTECTED ACTIVITIES

3.1Immunity for Disclosures to Government or Court. Notwithstanding anything to the contrary in this Agreement, in accordance with the Defend Trade Secrets Act of 2016 (18 U.S.C. Section 1833(b)), I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, if I sue Company for retaliation based on the reporting of a suspected violation of law, I may disclose a trade secret to my attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and I do not disclose the trade secret except pursuant to court order.

3.2Protected Activity. Notwithstanding anything to the contrary herein, nothing in this Agreement shall prevent me from: (a) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that I have a reason to believe is unlawful; (b) filing a charge or complaint with, or otherwise communicating or cooperating with, or participating in any investigation or proceeding that may be conducted by law enforcement or any federal, state, or local government agency, entity, or commission (collectively, a “Governmental Entity”), including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board, including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, Company; (c), discussing the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act; and, (d) disclosing or communicating information to the extent that such disclosure is protected under the applicable provisions of law or regulation, including, but not limited to, “whistleblower” statutes or other similar provisions that protect such disclosure, provided that (i) in each case such communications and disclosures are consistent with applicable law; and (ii) the information subject to such disclosure was not obtained by me through a communication that was subject to the attorney client privilege or otherwise constitutes attorney work product, unless such disclosure of that information would otherwise be permitted by an attorney pursuant to 17 C.F.R. 205.3(d)(2), applicable state attorney conduct rules, or otherwise. I understand that I should take all reasonable precautions to prevent any unauthorized use or disclosure of Company Confidential

Information to any parties other than a Government Entity.

4.RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by Company) of all Inventions made by me during the period of my employment by Company, which records shall be available to, and remain the sole property of, Company at all times.

5.ADDITIONAL ACTIVITIES. I agree that during the term of my employment by Employer, I will not without Company’s express written consent, engage in any employment or business activity that is competitive with, or would otherwise conflict with my employment. Additionally, to the extent applicable to me or modified for me as described in Exhibit B-1 based on the jurisdiction in which I work, for the period of my employment by Employer and for one (1) year thereafter, I will not either directly or indirectly, solicit or attempt to solicit any employee, independent contractor, or consultant of Company to terminate his, her or its relationship with Company in order to become an employee, consultant, or independent contractor to or for any other person or entity. I am hereby advised in writing to consult with an attorney prior to entering into this Agreement.

6.RETURN OF COMPANY PROPERTY. Upon termination of my employment or upon Company’s request at any other time, I will deliver to Company all of Company’s property, equipment, and documents, together with all copies thereof, and any other material containing or disclosing any Inventions, Third Party Information or Confidential Information and certify in writing that I have fully complied with the foregoing obligation. I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to provide Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company’s premises and owned by Company is subject to inspection by Company’s personnel at any time with or without notice. Prior to the termination of my employment or promptly after termination of my employment, I will cooperate with Company in attending an exit interview and certify in writing that I have complied with the requirements of this section.

7.NOTIFICATION TO NEW EMPLOYER. If I leave the employ of Employer, I consent to the notification of my new employer of my rights and obligations under this Agreement, by Company providing a copy of this Agreement or otherwise.

8.DISPUTES.

8.1Arbitration. Any dispute, controversy or claim between me and the Company, including (without limitation) any claim arising out of or relating to either: (a) this Agreement, its enforcement, performance, arbitrability or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or (b) my employment with Employer or termination of such employment, including in each case any alleged violation of statute, common law or public policy, shall be submitted to and decided by final and binding arbitration. Arbitration shall be administered exclusively by JAMS, and held in the JAMS office closest to the location where I primarily performed services for the Company, before a single arbitrator, in accordance with the then-current JAMS Employment Arbitration Rules and Procedures (which may be obtained at www.jamsadr.com or by contacting Human Resources) and the Federal Arbitration Act, 9 U.S.C. §§ 1-16 and 401-402 (“FAA”), as modified by the terms and conditions contained in this paragraph. The arbitrator shall have the authority to compel adequate discovery (including third-party subpoenas and any other type of discovery that would have been available to the parties had the dispute been raised in a court of competent jurisdiction) for the resolution of the dispute and to award such relief as would otherwise be permitted by law. If any party prevails on a statutory claim that affords the prevailing party attorneys’ fees and costs, then the arbitrator may award reasonable attorneys’ fees and costs to the prevailing party to the extent permitted by applicable law. Any dispute as to who is a prevailing party and/or the reasonableness of any fee or costs shall be resolved by the arbitrator. By initialing below, I agree to waive all rights to a jury trial for disputes subject to arbitration under this Agreement. The Company acknowledges that I will have the right to be represented by legal counsel at any arbitration proceeding, at my own expense. This Section 8 shall not apply to an action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, sexual assault disputes and sexual harassment disputes as defined in the FAA, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the FAA or otherwise invalid (collectively, the “Excluded Claims”). In the event I intend to bring multiple claims, including one of the Excluded Claims listed above, I understand that the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. The arbitrator shall issue a written arbitration decision regarding the disposition of each claim and the relief, if any awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of me if the dispute were decided in a court of law. This Agreement to arbitrate is freely and knowingly negotiated between me and Company in good faith and is mutually entered into between the parties. Company and I agree that arbitration is to each party’s advantage. Company and I further agree that the mutual promises to arbitrate our disputes, along with the other consideration provided to me in exchange for this Agreement, provide full, adequate, and bargained-for consideration for this mutual agreement to arbitrate, which is binding and is a mutual condition of my employment. I understand and agree that I am giving up certain rights otherwise afforded to me by civil court actions, including but not limited to the right to a jury trial. Nothing in this Agreement is intended to prevent either me or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. In addition to my rights set forth in Section 3.2, I understand and acknowledge my right to participate in a proceeding with any federal, state, or local government agency; make any truthful statements or disclosures required by law, regulation, or legal process; and request or receive confidential legal advice.

8.2Governing Law and Venue. This section 8.2 (Governing Law and Venue) is subject to Section 8.1 (Arbitration). This Agreement will be governed and interpreted by and under the laws of the state in which my primary place of work is located, without giving effect to any conflicts of laws principles that require the application of the law of a different state. Any awards or orders in arbitration may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. Enforcement of this Agreement may not be precluded or delayed on the grounds that (1) a party to this Agreement also is a party to a pending court action or special proceeding with a third party arising out of the same transaction or series of related transactions, or (2) a party to this Agreement asserts arbitrable and non-arbitrable claims. In the event that a party to this Agreement asserts arbitrable and non-arbitrable claims in court, the Company and I agree that either party may file a motion to stay the litigation of the non-arbitrable claims until completion of the arbitration of the arbitrable claims, and the other party will not oppose the motion to stay.

8.3Class and Collective Action Waiver for Employment-Related Claims. Subject to Section 8.1 (Arbitration), I and Company expressly intend and agree that, to the furthest extent permitted by law: (a) class action and collective action procedures shall not be asserted, and will not apply, in any arbitration under this Agreement; (b) each will not assert class or collective action claims against the other in arbitration, court, or any other forum; (c) each shall only submit their own, individual claims in arbitration and shall not bring claims against the other in any representative capacity on behalf of any other individual; and (d) any claims I might have will not be joined, consolidated, or heard together with claims of any other current or former employee of Company. Notwithstanding anything to the contrary in the JAMS rules, the FAA, and the general grant of authority to the arbitrator in paragraph 8.1 (Arbitration) of the power to determine issues of arbitrability, the arbitrator shall have no jurisdiction or authority to compel any class or collective claim, to consolidate different arbitration proceedings, or to join any other party to an arbitration between me and Company. Notwithstanding anything to the contrary in the JAMS rules related to employment arbitration, the arbitrator shall have, to the extent permitted by law, the authority to determine the enforceability of this class, collective, representative, and multi-plaintiff/claimant action waiver. If the class, collective, representative, or multi-plaintiff/claimant action waiver or prohibition on class arbitration is deemed invalid or unenforceable in whole or part, then the remaining enforceable portions of the waiver and arbitration agreement will remain in force and I agree to stay any claims not subject to individual arbitration until after all claims subject to arbitration are fully resolved. To the extent that I seek to bring any claim(s) under the California Private Attorneys General Act (“PAGA”) or other private attorneys general act statute, any individual claim(s) shall be arbitrated on an individual basis, and any non-individual claim(s) that may be brought in court shall be stayed for the duration and pending a final resolution of the arbitration of any individual PAGA or private attorneys general act claim(s).
8.4__MG___ By initialing here, I acknowledge that I have read this section 8 (Disputes) and agree with the arbitration provision and class action waiver in it.

9.GENERAL PROVISIONS.

9.1Severability. If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will remain enforceable and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.

9.2Survival. This Agreement shall survive the termination of my employment and the assignment of this Agreement by Company to any successor or other assignee and shall be binding upon my heirs and legal representatives.

9.3Employment. I agree and understand that nothing in this Agreement shall give me any right to continued employment by Company, and it will not interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause and with or without advance notice.

9.4Notices. Each party must deliver all notices or other communications required or permitted under this Agreement in writing to the other party at the address listed on the signature page, by courier, by certified or registered mail (postage prepaid and return receipt requested), or by a nationally-recognized express mail service. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt. Each party may change its address for receipt of notice by giving notice of the change to the other party.

9.5Injunctive Relief. I acknowledge that, because my services are personal and unique and because I will have access to the Confidential Information of Company, any breach of this Agreement by me would cause irreparable injury to Company for which monetary damages would not be an adequate remedy and, therefore, will entitle Company to injunctive relief (including specific performance). The rights and remedies provided to each party in this Agreement are cumulative and in addition to any other rights and remedies available to such party at law or in equity.

9.6Waiver. Any waiver or failure to enforce any provision of this Agreement on one occasion will not be deemed a waiver of that provision or any other provision on any other occasion.

9.7Export. I agree not to export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.

9.8Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall be taken together and deemed to be one instrument.

9.9Entire Agreement. If no other agreement governs nondisclosure and assignment of inventions during any period in which I was previously employed or am in the future employed by Company as an independent contractor, the obligations pursuant to sections of this Agreement titled Confidential Information Protections and

Inventions shall apply. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior communications between us with respect to such matters. No modification of or amendment to this Agreement, or any waiver of any rights under this Agreement, will be effective unless in writing and signed by me and the President or CEO of Company. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

[Signature Page Follows]

This Agreement shall be effective as of the first day of my employment with Company, even if signed at a later date.

EMPLOYEE:	SNOWFLAKE INC.:
I HAVE READ, UNDERSTAND, AND ACCEPT THIS AGREEMENT AND HAVE BEEN GIVEN THE OPPORTUNITY TO REVIEW IT WITH INDEPENDENT LEGAL COUNSEL.	ACCEPTED AND AGREED:

/s/ Michael Gannon	/s/ Sridhar Ramaswamy
Michael Gannon	Name: Sridhar Ramaswamy
Title: Chief Executive Officer
Date: March 4, 2025

EXHIBIT B-1

INVENTIONS
Prior Inventions Disclosure. The following is a complete list of all Prior Inventions (as provided in Subsection 2.2 of the attached Employee Proprietary Information and Inventions Assignment Agreement, defined herein as the “Agreement”):

X    None

See immediately below:

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STATE SPECIFIC NOTIFICATIONS/MODIFICATIONS (AS APPLICABLE)

For Employees Working in California Only
THIS IS TO NOTIFY you in accordance with Section 2870 of the California Labor Code that the Agreement between you and Company does not require you to assign, or offer to assign, any of your rights in an invention to Company if you developed the invention entirely on your own time without using Company’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
    1. Relate at the time of conception or reduction to practice of the invention to Company’s business, or actual or demonstrably anticipated research or development; or
2. Result from any work performed by you for Company.
To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from being required to be assigned as described above, the provision is against the public policy of this state and is unenforceable.